Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2018 Financial Results

ARLINGTON, VA, May 2, 2018 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net loss attributable to common shareholders of $56.5 million, or $2.00 per diluted common share, loss before income taxes attributable to common shareholders of $38.3 million, or $1.36 per diluted common share, and non-GAAP core operating income of $16.1 million, or $0.57 per diluted common share, for the quarter ended March 31, 2018.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

First Quarter 2018 Financial Highlights

•	$2.00 per diluted common share of GAAP net loss, including a $0.64 per diluted common share income tax provision
•	$1.36 per diluted common share of GAAP pre-tax loss
•	$0.57 per diluted common share of non-GAAP core operating income
•	$11.03 per common share of book value
•	$11.65 per common share of tangible book value
•	$0.55 per common share dividend

“Arlington delivered solid net interest income and non-GAAP core operating income results during the quarter.  Our spread earnings benefited from higher asset yields on our agency mortgage-backed securities (“MBS”) as prepayment speeds declined during the quarter while the increase in repo funding costs from Federal Reserve rate hikes was mitigated by our substantial interest rate hedge position,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “Following a year of low volatility and a strong economic return for our Company in 2017, the first quarter of 2018 saw a sharp reversal of that trend as interest rates rose significantly and risk markets weakened amid heightened volatility.  Increased volatility coupled with reduced Federal Reserve support for agency MBS resulted in a widening of spreads between agency MBS yields and benchmark interest rates.  The higher interest rates and wider agency spreads resulted in underperformance in the pricing of our agency MBS relative to our interest rate hedges causing a decline in the Company’s book value.  While spread widening generally results in declines in book values, the future earnings power of a hedged agency MBS portfolio improves as reinvestments of the portfolio occur at higher returns.  Spread earnings going forward should also benefit from favorable funding spreads as our interest rate swaps reset at higher receive rates relative to repo cost.  Finally, Arlington continues to benefit from the flexibility provided by its C corporation structure that also offers shareholders tax-advantaged returns.”

Other First Quarter Highlights

As of March 31, 2018, the Company’s agency MBS investment portfolio totaled $5,369 million in fair value, consisting of $3,907 million of specified agency MBS and $1,462 million of net long to-be-announced (“TBA”) agency MBS.  As of March 31, 2018, the Company’s $5,369 million agency MBS investment portfolio was comprised of the following:

•	$206 million of 3.5% coupon 15-year agency MBS
•	$63 million of 4.0% coupon 20-year agency MBS
•	$321 million of 3.5% coupon 30-year agency MBS
•	$3,678 million of 4.0% coupon 30-year agency MBS
•	$1,101 million of 4.5% coupon 30-year agency MBS

As of March 31, 2018, the Company’s $3,907 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.27 and a weighted average market price of $103.34.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately half of a percentage point as of March 31, 2018, relatively unchanged from December 31, 2017.

As of March 31, 2018, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $1,458 million and market value of $1,462 million, resulting in a net GAAP carrying fair value of $4 million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of March 31, 2018, the Company had $3,583 million of repurchase agreements outstanding with a weighted average rate of 1.89% and remaining weighted average maturity of 15 days secured by an aggregate of $3,775 million of agency MBS at fair value.

Interest income less interest expense on short-term secured financing on the Company’s agency MBS portfolio was $15.5 million for the first quarter of 2018 compared to $16.8 million for the fourth quarter of 2017, including the amortization of the Company’s net premium on its agency MBS of $7.9 million for the first quarter of 2018 compared to $8.6 million for the fourth quarter of 2017.  The Company’s weighted average yield on its agency MBS was 2.98% for the first quarter of 2018 compared to 2.86% for the fourth quarter of 2017, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 8.64% for the first quarter of 2018 compared to 9.55% for the fourth quarter of 2017.  The Company’s weighted average cost of repurchase agreement funding was 1.64% during the first quarter of 2018 compared to 1.37% during the fourth quarter of 2017.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of March 31, 2018, the Company had $3,525 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.75% and a remaining weighted average maturity of 5.5 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.04% during the first quarter of 2018 compared to 0.28% during the fourth quarter of 2017.

In addition to interest rate swap agreements, the Company held $850 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures as of March 31, 2018 that were purchased during the first quarter of 2018 when the 10-year U.S. Treasury rate was 2.91%.

The Company reported TBA dollar roll income of $6.6 million for the first quarter of 2018 compared to $7.2 million for the fourth quarter of 2017.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 1.84% for the first quarter of 2018 compared to 1.98% for the fourth quarter of 2017.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Excluding TBA dollar roll income, we had net investment losses on our investment portfolio of $127.3 million. On our related interest rate hedging instruments, we had net investment gains of $73.3 million, excluding interest rate swap net interest expense. This results in a net investment loss on our hedged investment portfolio of $54.0 million, or $1.91 per diluted common share for the first quarter of 2018.

Income Taxes

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of March 31, 2018, the Company estimated its net operating loss (“NOL”) carryforward at $51.5 million that begins to expire in 2027, its net capital loss (“NCL”) carryforward at $380.7 million that begins to expire in 2019, and its alternative minimum tax (“AMT”) credit carryforward at $9.1 million that does not expire.  The Company’s estimated loss and tax credit carryforwards as of March 31, 2018 are subject to potential adjustments up to the time of filing the Company’s income tax returns.

For GAAP purposes, the Company had a net deferred tax liability of $17.5 million, or $0.62 per common share, and an AMT credit carryforward within other assets on its consolidated balance sheet of $9.1 million, or $0.32 per common share, as of March 31, 2018.  The Company continues to record a full valuation allowance against its deferred tax assets that are capital in tax character and no valuation allowance against its deferred tax assets that are ordinary in tax character. The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio.  For income tax purposes, gains and losses from its agency MBS are capital in tax character while gains and losses from its interest rate swap hedges are ordinary in tax character.  During the first quarter of 2018, the Company had net investment losses on its agency MBS for which no deferred income tax benefit was recorded since the Company records a full valuation allowance against its deferred tax assets that are capital in nature.  However, during the first quarter of 2018, the Company had net investments gains on its interest rate swap hedges for which a deferred income tax provision was recorded resulting in the Company now having a net deferred tax liability on its balance sheet as of March 31, 2018.  For accounting purposes, the Company’s interest rate swaps are a hedge against future higher funding costs on the Company’s repurchase agreement financing.  However, those future higher expected funding costs are not currently reflected as a deferred tax asset whereas the future benefits of the hedge against the higher expected funding costs are currently reflected as a deferred tax liability.  As a result, the deferred tax liability related to the net gain on the Company’s interest rate hedges should be offset in the future by tax deductions related to future higher funding costs on the Company’s repurchase agreement financing as they materialize.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.55 per share for the first quarter of 2018.  The distribution was paid on April 30, 2018 to shareholders of record as of March 29, 2018.  The Company’s Board of Directors also approved a distribution to its Series B preferred shareholders of $0.4375 per share for the first quarter of 2018.  The distribution was paid on April 2, 2018 to shareholders of record as of February 26, 2018.

The tax characterization of the Company’s distributions to shareholders is determined and reported to shareholders on Form 1099-DIV after the end of the calendar year. As a C corporation, distributions to common and preferred individual shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to individual shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 33.4% maximum effective federal tax rate (net of the 20% dividend deduction benefit), each inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Thursday, May 3, 2018 to discuss the Company’s first quarter 2018 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$15,219	$21,614
Interest receivable	12,662	12,546
Sold securities receivable	447,102	—
Mortgage-backed securities, at fair value
Agency	3,907,018	4,054,424
Private-label	75	76
Derivative assets, at fair value	5,024	763
Deferred tax assets, net	—	800
Deposits, net	57,624	59,103
Other assets	15,795	11,203
Total assets	$4,460,519	$4,160,529
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,583,358	$3,667,181
Interest payable	3,484	4,418
Accrued compensation and benefits	1,622	5,015
Dividend payable	17,836	17,550
Derivative liabilities, at fair value	2,039	4,833
Purchased securities payable	440,563	—
Deferred tax liabilities, net	17,518	—
Other liabilities	1,158	1,335
Long-term unsecured debt	73,936	73,880
Total liabilities	4,141,514	3,774,212
Equity:
Preferred stock (liquidation preference of $8,068 and $7,582, respectively)	7,567	7,108
Common stock	281	281
Additional paid-in capital	1,975,369	1,974,941
Accumulated deficit	(1,664,212)	(1,596,013)
Total equity	319,005	386,317
Total liabilities and equity	$4,460,519	$4,160,529
Book value per common share (1)	$11.03	$13.43
Tangible book value per common share (2)	$11.65	$13.40
Common shares outstanding (in thousands) (3)	28,197	28,197

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Tangible book value per common share is calculated as total equity less the preferred stock liquidation preference less (plus) net deferred tax assets (liabilities) divided by common shares outstanding.

(3) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Interest income
Agency mortgage-backed securities	$30,725	$30,514	$28,771	$31,397
Private-label mortgage-backed securities	4	19	2	43
Other	131	76	62	21
Total interest income	30,860	30,609	28,835	31,461
Interest expense
Short-term secured debt	15,325	13,727	12,748	11,314
Long-term unsecured debt	1,231	1,225	1,220	1,214
Total interest expense	16,556	14,952	13,968	12,528
Net interest income	14,304	15,657	14,867	18,933
Investment (loss) gain, net
(Loss) gain on trading investments, net	(88,343)	(23,208)	13,996	15,855
Gain (loss) from derivative instruments, net	40,154	33,169	(572)	(31,678)
Other, net	50	277	(56)	(147)
Total investment (loss) gain, net	(48,139)	10,238	13,368	(15,970)
General and administrative expenses
Compensation and benefits	3,040	3,505	3,449	2,804
Other general and administrative expenses	1,257	1,442	1,095	1,350
Total general and administrative expenses	4,297	4,947	4,544	4,154
(Loss) income before income taxes	(38,132)	20,948	23,691	(1,191)
Income tax provision	18,251	13,707	823	16,737
Net (loss) income	(56,383)	7,241	22,868	(17,928)
Dividend on preferred stock	(137)	(133)	(83)	(35)
Net (loss) income (attributable) available to common stock	$(56,520)	$7,108	$22,785	$(17,963)
Basic (loss) earnings per common share	$(2.00)	$0.25	$0.86	$(0.74)
Diluted (loss) earnings per common share	$(2.00)	$0.25	$0.85	$(0.74)
Weighted average common shares outstanding (in thousands)
Basic	28,197	28,192	26,377	24,319
Diluted	28,197	28,580	26,856	24,319

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
GAAP net interest income	$14,304	$15,657	$14,867	$18,933
TBA dollar roll income	6,643	7,171	6,424	4,298
Interest rate swap net interest expense	(816)	(2,434)	(4,198)	(5,293)
Economic net interest income	20,131	20,394	17,093	17,938
Core general and administrative expenses	(3,846)	(3,768)	(3,171)	(3,681)
Preferred stock dividend	(137)	(133)	(83)	(35)
Non-GAAP core operating income	$16,148	$16,493	$13,839	$14,222

Non-GAAP core operating income per diluted common share	$0.57	$0.58	$0.52	$0.58
Weighted average diluted common shares outstanding	28,430	28,580	26,856	24,552

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
GAAP (loss) income before income taxes	$(38,132)	$20,948	$23,691	$(1,191)
Less:
Total investment loss (gain), net	48,139	(10,238)	(13,368)	15,970
Stock-based compensation expense	451	1,179	1,373	473
Preferred stock dividend	(137)	(133)	(83)	(35)
Add back:
TBA dollar roll income	6,643	7,171	6,424	4,298
Interest rate swap net interest expense	(816)	(2,434)	(4,198)	(5,293)
Non-GAAP core operating income	$16,148	$16,493	$13,839	$14,222

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

The following tables present information on the Company’s investment and hedge portfolio as of March 31, 2018 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$3,907,018
Net long agency TBA position	1,461,972
Total	$5,368,990

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
15-year fixed rate:
3.5%	$102,045	$1,853	$103,898	$398	$104,296	102.21	3.50%	4.9
20-year fixed rate:
4.0%	60,500	2,090	62,590	269	62,859	103.90	4.00%	6.9
30-year fixed rate:
3.5%	318,826	11,253	330,079	(9,275)	320,804	100.62	3.50%	8.6
4.0%	2,801,423	149,839	2,951,262	(57,710)	2,893,552	103.29	4.00%	7.6
4.5%	497,998	34,168	532,166	(6,679)	525,487	105.52	4.50%	6.9
5.5%	19	—	19	1	20	109.59	5.50%	5.9
Total/weighted- average 30-year fixed rate	3,618,266	195,260	3,813,526	(73,663)	3,739,863	103.36	4.03%	7.6
Total/weighted-average	$3,780,811	$199,203	$3,980,014	$(72,996)	$3,907,018	103.34	4.01%	7.5

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
3.5% 15-year MBS purchase commitments	$100,000	$101,683	$101,953	$270
4.0% 30-year MBS purchase commitments	1,180,000	1,206,313	1,210,370	4,057
4.5% 30-year MBS purchase commitments	550,000	574,912	575,594	682
4.0% 30-year MBS sell commitments	(415,000)	(425,033)	(425,945)	(912)
Total TBA commitments, net	$1,415,000	$1,457,875	$1,461,972	$4,097

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,175,000	1.25%	1.96%	0.71%	1.6	$7
3 to less than 7 years	600,000	1.89%	1.96%	0.07%	3.5	(31)
7 or more years	1,750,000	2.04%	2.09%	0.05%	8.9	(620)
Total / weighted-average	$3,525,000	1.75%	2.03%	0.28%	5.5	$(644)

U.S. Treasury Note Futures:

	Maturity Date	Notional Amount	Net Fair Value
10-year U.S. Treasury note futures	June 2018	850,000	(468)

The following table presents information about the components of the Company’s net deferred tax assets (liabilities) as of March 31, 2018 and December 31, 2017 (unaudited, dollars in thousands):

	As of March 31, 2018		As of December 31, 2017
	Gross Amount	Tax Effected	Gross Amount	Tax Effected
Ordinary deferred tax (liabilities) assets:
NOL carryforward	$51,489	$13,253	$60,681	$15,619
Deferred net loss on designated hedges	6,595	1,698	17,020	4,381
Net unrealized gain on designated hedges	(133,291)	(34,309)	(82,434)	(21,218)
Stock-based compensation	8,218	2,115	7,768	1,999
Other, net	(275)	(275)	72	19
Total ordinary deferred tax (liabilities) assets, net	(67,264)	(17,518)	3,107	800

Capital deferred tax assets:
NCL carryforward	380,660	97,982	314,276	80,895
Net unrealized loss on investments	129,171	33,249	91,030	23,431
Valuation allowance	(509,831)	(131,231)	(405,306)	(104,326)
Total capital deferred tax assets, net	—	—	—	—
Total deferred tax (liabilities) assets, net	$(67,264)	$(17,518)	$3,107	$800